Exhibit 4.4

Form of 1.875% Notes due 2040

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV (“EUROCLEAR”) AND CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE DOW CHEMICAL COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED HOLDER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE COMMON DEPOSITARY. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT as a whole by (1) the COMMON depositAry to a nominee of the COMMON depositAry, (2) by a nominee of the COMMON depositAry to the COMMON depositAry or to another nominee of the COMMON depositAry or (3) by the COMMON depositAry or any of its nominees to a successor of the COMMON depositAry or a nominee of the successoR.

REGISTERED	REGISTERED

THE DOW CHEMICAL COMPANY

1.875% Notes due 2040

CUSIP NO. [260543DB6]
ISIN NO. [XS2122933695]

Common Code: [212293369]

No. R-[●]	€[●]

THE DOW CHEMICAL COMPANY, a Delaware corporation (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank SA/NV and Clearstream Banking, S.A., or registered assigns, the principal sum of [●] MILLION EURO (€[●]) on March 15, 2040, and to pay interest thereon annually in arrears on each March 15 (each an “Interest Payment Date”), commencing March 15, 2021 and at maturity on said principal sum, at the rate per annum specified in the title of this Security, until payment of said principal sum has been made or duly provided for to the Person whose name this Security is registered at the close of business on the business day (for this purpose, a day on which Euroclear and Clearstream are open for business) preceding the relevant Interest Payment Date (each a “Record Date”).

Payments of such principal and interest shall be made at the office or agency of the Company in the City of London, which, subject to the right of the Company to vary or terminate the appointment of such agency, shall initially be at the principal office of The Bank of New York Mellon, London Branch, One Canada Square, London, E14 5AL, United Kingdom; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security register.

Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or February 25, 2020 if no interest has been paid), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association). If an Interest Payment Date or maturity or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or the maturity or redemption date, as the case may be, to the date the payment is made. Interest payments for the Securities will include accrued interest from and including February 25, 2020 or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be. A “Business Day” means any day, other than a Saturday or Sunday, (1) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in The City of New York and London and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET system), or any successor thereto, is open for the settlement of payment in euro.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

[Remainder of page intentionally left blank Signature page follows.]

IN WITNESS WHEREOF, THE DOW CHEMICAL COMPANY has caused this instrument to be signed by facsimile by its duly authorized representative.

Dated: February 25, 2020

Attest:	THE DOW CHEMICAL COMPANY

By:______________________________	By: ______________________________
[•]	[•]
[•]	[•]

Signature Page to Notes due 2040 R-[●]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated: February 25, 2020

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

Signature Page to Notes due 2040 R-[●]

THE DOW CHEMICAL COMPANY

1.875% Notes due 2040

Section 1.      General. This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 26, 2019 (the “Indenture”), among The Dow Chemical Company (the “Company”), Dow Inc. (“Dow”), as a party with respect to the sections described therein, and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, Dow, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Securities of the series designated on the face hereof.

Section 2.      Redemption; Sinking Fund. (a) Except as provided in paragraphs (b) and (c) below, the Securities are not redeemable prior to maturity.

(b)       The Securities are redeemable, at any time in whole or from time to time in part, prior to September 15, 2039, at the option of the Company at a redemption price equal to the greater of:

(i)       100% of the principal amount of the Securities to be redeemed on that redemption date; and

(ii)       the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed on that redemption date that would be due if the Securities being redeemed matured on September 15, 2039 (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below), plus 35 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On and after September 15, 2039, the Securities will be redeemable, at any time in whole or from time to time in part, at the Company’s option at 100% of the principal amount of the Securities to be redeemed on that redemption date plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Securities that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date according to this Security and the Indenture.

The “Comparable Government Bond Rate” shall be determined by the Calculation Agent on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by the Company.

“Comparable Government Bond” means the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by the Company as having an actual or interpolated maturity comparable with the remaining term of the applicable series of notes assuming such series matured on September 15, 2039 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of such series of notes assuming such series matured on September 15, 2039.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of four banks selected by the Company, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

(c)       The Company may redeem the Securities, at its option, at any time in whole but not in part, upon not less than 15 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to, but excluding, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date occurring on or prior to the redemption date), in the event that the Company or Dow (I) has become or (II) there is a substantial probability that the Company or Dow would become, obligated to pay any additional amounts as required under Section 3 as a result of: (i) a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction (as defined below), which change or amendment is announced or becomes effective after February 18, 2020; or (ii) any change in or amendment to any official position regarding the application or interpretation of the laws, or regulations or rulings of a Taxing Jurisdiction, which change or amendment is announced or becomes effective on or after February 18, 2020 (clauses (i) and (ii) collectively, a “Change in Tax Law”), and, in each case, the Company or Dow, as applicable, cannot avoid such obligation by taking reasonable measures available to the Company (which, for the avoidance of doubt, shall not include assignment of the obligation to make payment with respect to the Securities).

Before the Company publishes or mails any notice of redemption of the Securities pursuant to this Section 2(c), the Company will deliver to the Trustee an Officer’s Certificate to the effect that the Company or Dow, as the case may be, cannot avoid its obligation to pay additional amounts required by Section 3 by taking such reasonable measures available to the Company or Dow, as the case may be, and, in the case of a redemption pursuant to Section 2(c)(I) above, an opinion of independent legal counsel of recognized standing to the effect that there is a substantial probability that the Company or Dow, as the case may be, would be obligated to pay additional amounts as a result of a Change in Tax Law.

(d)       The Securities will not be subject to any sinking fund.

(e)       The Company will mail a notice of any redemption at least 15 days but not more than 60 days before the redemption date to each Holder; provided that such notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of the Securities. Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

Section 3.      Payment of Additional Amounts

(a)       The Company or, in the event that payments are required to be made by Dow pursuant to its obligations under a guarantee it provides pursuant to the covenant set forth in Article Three, paragraph B of the Indenture, Dow shall, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment by the Company, Dow or a paying agent of the principal of, and premium, if any, and interest on the Securities to a Holder who is not a U.S. person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (a “Taxing Jurisdiction”), will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(i)       to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such Security), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(1)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(2)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(3)	being or having been a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;
(4)	being or having been a “10-percent shareholder” of the Company or Dow as defined in section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision;
(5)	being a controlled foreign corporation that is related to the Company or Dow within the meaning of Section 864(d)(4) of the Code; or
(6)	being a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(ii)       to any Holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(iii)       to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other Person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Securities (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, Internal Revenue Service Form W-8IMY and any documentation required to be provided with such form), if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(iv)       to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from a payment of principal of or premium, if any, or interest on the Securities;

(v)       to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(vi)       to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(vii)       to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or premium, if any, or interest on any Security, if such payment can be made without such withholding by at least one other paying agent;

(viii)       to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ix)       to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (1) purchasing the Securities in the ordinary course of its lending business or (2) that is neither (A) buying the Securities for investment purposes only nor (B) buying the Securities for resale to a third-party that either is not a bank or holding the Securities for investment purposes only;

(x)       to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or

(xi)        in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x)

(b)       As used in this Section 3 and Section 2(c), the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Section 4.       Repurchase at the Option of Holders Upon Change of Control Repurchase Event.

(a)       If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Securities as provided in Section 2(b) above, the Company will make an offer to each Holder of Securities to repurchase all or any part (in integral multiples of €1,000 and no Security of a principal amount of €100,000 or less will be repurchased in part) of that Holder’s Securities at a price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to, but excluding, the date of repurchase.

(b)       Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail (or electronically deliver) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)       The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4 by virtue of such conflict.

(d)       On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)       accept for payment all Securities or portions of Securities (in a minimum principal amount of €100,000 and integral multiples of €1,000 above that amount) properly tendered pursuant to the aforementioned offer;

(ii)       deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

(iii)       deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Securities being repurchased by the Company.

(e)       The paying agent will promptly mail to each Holder of Securities properly tendered the repurchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a minimum principal amount of €100,000 or an integral multiple of €1,000 above that amount.

(f)       The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

(g)       The following terms for purposes of this Section 4 shall have the respective meanings specified below:

“Below Investment Grade Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)       the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of its subsidiaries taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than the Company, Dow or one or more of wholly-owned subsidiaries of Dow;

(2)       the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than Dow or one or more wholly-owned subsidiaries of Dow, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Voting Stock of Dow or the Company, measured by voting power rather than number of shares;

(3)       the Company or Dow consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or Dow, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, Dow or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company or Dow outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction;

(4)       the first day on which a majority of the members of the board of directors of the Company or the board of directors of Dow are not Continuing Directors; or

(5)       the adoption of a plan relating to the liquidation or dissolution of the Company or Dow.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) the Company or Dow becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of Dow’s Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d) (3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company. Furthermore, neither the formation of an intermediate holding company of the Company that is 100% owned by Dow (directly or indirectly) or any business combination between the Company and Dow or any wholly-owned subsidiaries of Dow will constitute a Change of Control.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, (a) with respect to any member of the board of directors of Dow, any such member who (1) was a member of such board of directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director) and (b) with respect to any member of the board of directors of the Company, any such member who (1) was a member of such board of directors on the date of the issuance of the Securities; or (2) was appointed, nominated for election or elected to such board of directors by Dow.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Services Inc., and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” registered pursuant to Section 15E of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 5.      Issuance in Euro

(a)       Payments of principal of, interest on and any other amounts payable with respect to the Securities, if any shall be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in Dollars until such currency is again available to the Company or so used. The amount payable on any date in euro will be converted into Dollars on the basis of the most recently available Market Exchange Rate (as defined below) for the euro. Any payment in respect of the Securities so made in Dollars will not constitute an Event of Default under the Indenture.

(b)       “Market Exchange Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as report by Bloomberg.

Section 6.      Events of Default. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Section 7.       Modifications and Waivers; Obligation of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

Section 8.      Authorized Denominations. The Securities are issuable in registered form, without coupons, in denominations of €100,000 and any integral multiple of €1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth and to the limitations described below, if applicable, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Section 9.      Registration of Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security register upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for that purpose in the City of Chicago, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the securities registrar (which shall initially be the Trustee, 2 North LaSalle Street, Suite 700 Chicago, Illinois 60602 (Attention: Corporate Trust Department) or at such other address as it may designate as its principal corporate trust office in the City of Chicago), duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security is exchangeable for a certificated Security of like tenor and principal amount in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof only if: (i) the Company has been notified that both Clearstream and Euroclear have been closed for a continuous period of at least 14 days (other by reason of a holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available; (ii) an Event of Default has occurred and is continuing; or (iii) the Company determines not to have the Securities represented by a Global Security, provided that, unless the Company agrees otherwise, Securities of this series in certificated registered form will be issued in exchange for this permanent Security, or any portion hereof, only if such Securities in certificated registered form were requested by written notice to the Trustee or the Securities Registrar by or on behalf of a Person who is beneficial owner of an interest hereof given through the Holder hereof. Except as provided above, owners of beneficial interests in this permanent Security will not be entitled to receive physical delivery of Securities in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Section 10.      Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Section 11.      No Recourse Against Certain Persons. No recourse for the payment of the principal or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any supplemental indenture thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation of either of them, either directly or through the Company or any successor corporation of either of them, whether by virtue of any constitution, statute or rule or law or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as a condition of and as part of the consideration for the issue hereof, expressly waived and released.

Section 12.      Defeasance. The Indenture with respect to any series will be discharged and cancelled except for certain Sections thereof, subject to the terms of the Indenture, upon payment of all of the Securities of such series or upon the irrevocable deposit with the Trustee of cash or U.S. Government Obligations (or a combination thereof) sufficient for such payment in accordance with Article Ten of the Indenture.

Section 13.      Governing Law; Jurisdiction. The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

Section 14.      Defined Terms. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common

TEN ENT - as tenants by the entireties

JT TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT - _______________________________
(Minor)

Custodian ___________________________

(Cust)

Under Uniform Gifts to Minors Act ____________________________
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

_______________________________

_______________________________

_______________________________

the within Security and all rights thereunder, hereby irrevocably constituting and appointing _______________________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated: ______________________________

Signature: ___________________________

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.